Exhibit 10.2

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Agreement”) is made and entered into as of the 11th day of July, 2008, by and between MOUNTAINVIEW REALTY HOLDING COMPANY, a Delaware corporation, having an address at 245 Park Avenue, New York, New York 10167 (“Seller”) and KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company, having an address at 590 Madison Avenue, 26th Floor, New York, New York 10022 (“Purchaser”).

WITNESSETH:

A. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, (a) that certain parcel of land commonly known as 120 Mountain View Boulevard, Bernards Township, New Jersey, and more particularly described on Exhibit A attached hereto and made a part hereof (the “Land”), (b) the buildings, improvements, and structures located upon the Land (collectively, the “Improvements”), (c) all other easements and rights appurtenant to the Land, if any (collectively, the “Appurtenant Rights”), (d) all right, title and interest of Seller in, to and under the Leases (as hereinafter defined) and, to the extent assignable, the Contracts (as hereinafter defined), (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other tangible personal property owned by Seller and attached or appurtenant to the Land and the Improvements (collectively, the “Personal Property”), including, without limitation, those items listed on the attached Exhibit B, and (f) to the extent assignable without consent or payment of any kind, all governmental permits, licenses and approvals, warranties and guarantees that Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements (collectively, the “Intangible Property”; the Land, the Appurtenant Rights, the Improvements, the Leases, the Contracts, the Personal Property and the Intangible Property, collectively, the “Property”).

B. Purchaser acknowledges that the Property is being sold on an “as is” “where is” and “with all faults” basis on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for $10.00 in hand paid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Property.

2. Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of THIRTY MILLION and 00/100 Dollars ($30,000,000.00).

3. Payment of Purchase Price. The Purchase Price shall be paid to Seller by Purchaser as follows:

3.1 Deposit. Contemporaneously with the execution and delivery of this Agreement by Seller and Purchaser, Purchaser shall deposit with LandAmerica Commercial Services, 1920 Main Street, Suite 1200, Irvine, California 92614, Escrow Officer: Joy Eaton, Telephone (949) 930-8798; Telecopier (949) 271-5762 (“Escrowee”), by wire transfer of immediately available federal funds to an account designated by Escrowee (the “Escrow Account”), the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (together with all interest thereon, but excluding the Independent Consideration (as hereinafter defined), the “Deposit”), which Deposit shall be held by Escrowee pursuant to the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit N and hereby made a part hereof. If Purchaser is entitled to terminate this Agreement and receive a refund of the Deposit pursuant to the terms hereof and Seller has notified Purchaser in writing that Purchaser is in breach of any of its obligations under this Agreement (a “Pre-Closing Breach”), Escrowee shall release the Deposit to Purchaser, less any amounts Seller notifies Purchaser and Escrowee in writing (which notification must be given no more than five (5) Business Days after Purchaser’s request for the return of the Deposit) that Escrowee needs to holdback to cover any loss estimated by Seller to have occurred as a result of Purchaser’s Pre-Closing Breach (“Pre-Closing Breach Amount”), which Pre-Closing Breach Amount shall be held by Escrowee until such time as either (x) Purchaser and Seller reach an agreement and jointly notify Escrowee in writing as to the amount Seller is owed for Purchaser’s Pre-Closing Breach, and the remaining amount, if any, to be released to Purchaser, or (y) the Purchaser’s Pre-Closing Breach has been fully adjudicated and Escrowee receives a final judgment, order, ruling or injunction issued by a court of competent jurisdiction). Notwithstanding the foregoing or anything to the contrary contained herein, the failure of Seller to assert a Pre-Closing Breach prior to the expiration of the five (5) Business Day period provided for herein shall not in any way constitute a waiver of Seller’s rights to subsequently assert the existence of such Pre-Closing Breach.

3.2 Independent Consideration. A portion of the amount deposited by Purchaser pursuant to Section 3.1, in the amount of One Hundred Dollars ($100) (the “Independent Consideration”) shall be earned by Seller upon execution and delivery of this Agreement by Seller and Purchaser. Seller and Purchaser hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to have inspected the Property pursuant to the terms of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events. Upon the Closing (as hereinafter defined) or earlier termination of this Agreement, the Independent Consideration shall be paid to Seller.

3.3 Closing Payment. Provided that all conditions precedent expressly set forth in this Agreement to Purchaser’s obligations hereunder have been satisfied or waived by Purchaser, the Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be (i) deposited by Purchaser by wire transfer of immediately available federal funds to an account or accounts designated by Escrowee and (ii) paid by Escrowee to Seller on the Closing Date (as hereinafter defined) by wire transfer of immediately available federal funds to an account or accounts designated in writing by Seller (the amount being paid under this Section 3.3 being herein called the “Closing Payment”).

4. Title Matters; Due Diligence Review; Estoppel Certificates; Conditions Precedent.

4.1 Title Matters.

4.1.1 Title to the Property.

(a) As a condition to the Closing, Lawyers Title Insurance Corporation, 915 Wilshire Boulevard, Suite 2100, Los Angeles, California 90017, Title Officer: Anthony A. Behrstock, Telephone (213) 330-2333, Telecopier (213) 330-3113 (the “Title Company”) shall have committed to insure Purchaser as the fee owner of the Property in the amount of the Purchase Price by issuance of an ALTA owner’s title insurance policy (the “Owner’s Policy”) and in the standard form issued by the Title Company in the State of New Jersey, subject only to the Permitted Exceptions (as hereinafter defined).

(b) Purchaser shall order, at its sole cost and expense, within five (5) days following the date hereof, (i) a commitment for an owner’s fee title insurance policy or policies with respect to the Property (the “Title Commitment”) from the Title Company and (ii) a survey of the Property prepared by a surveyor registered in the State of New Jersey, certified by said surveyor to Purchaser and Seller as having been prepared in accordance with the minimum detail requirements of the ALTA land survey requirements (the “Survey”), and shall cause the Title Commitment, together with true, legible and complete copies of all instruments giving rise to any defects or exceptions to title to the Property, and the Survey to be delivered to Seller’s attorneys concurrently with the delivery thereof to Purchaser or Purchaser’s attorneys. Attached hereto as Exhibit E is a notice (the “Title Objection Notice”) identifying those exceptions(s) to title to the Property appearing in the Title Commitment other than the Permitted Exceptions (such exception(s) being herein called, collectively, the “Unpermitted Exceptions”), subject to which Purchaser is unwilling to accept title, including (y) those matters reflected on the Survey that Purchaser has disapproved of, and (z) zoning matters that were only ascertainable upon delivery of the Survey. Seller, in its sole and absolute discretion, may undertake to eliminate the same subject to the terms and conditions of this Section 4.1. Purchaser hereby waives any right Purchaser may have to advance, as objections to title or as grounds for Purchaser’s refusal to close this transaction, any exception to title, survey or zoning matters which are not identified in the Title Objection Notice unless (i) with respect to title objections only (as opposed to survey or zoning matters), such exception was first raised by the Title Company subsequent to the date of the Title Commitment, and (ii) Purchaser shall notify Seller of the same within five (5) days following the date the exception is first identified by the Title Company (failure to so notify Seller shall be deemed to be a waiver by Purchaser of its right to raise such Unpermitted Exception as an objection to title or as a ground for Purchaser’s refusal to close the transaction contemplated by this Agreement). Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed thirty (30) days in the aggregate (such period of time being herein called the “Extension Period”), provided that Seller shall notify Purchaser, in writing, within ten (10) days after receipt by Seller of the Title Objection Notice, whether or not it will endeavor to eliminate such Unpermitted Exceptions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Seller shall not under any circumstance be required or obligated to cause the cure or removal of any Unpermitted Exception including, without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Unpermitted Exception or to arrange for title insurance insuring against enforcement of such Unpermitted Exception against, or collection of the same out of, the Property, notwithstanding that Seller may have attempted to do so, or may have adjourned the Scheduled Closing Date for such purpose; provided, however, Seller shall (x) satisfy any mortgage or deed of trust placed on the Property by Seller or expressly assumed by Seller, and (y) use commercially reasonable efforts to cause the removal (by bonding or otherwise) of other monetary liens encumbering the Property which are of an ascertainable amount and do not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate and are not the responsibility of any tenant of the Property.

(c) In the event that Seller is unable, or elects not, to eliminate all Unpermitted Exceptions in accordance with the provisions of this Section 4.1.1, or to arrange for title insurance, without special premium to Purchaser, insuring against enforcement of such Unpermitted Exceptions against, or collection of the same out of, the Property, and to convey title to the Property in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 4.1.1(b)), Seller shall notify Purchaser that it elects not to remove the same, in which event Purchaser shall have the right, as its sole remedy for such election of Seller, by delivery of written notice to Seller within three (3) Business Days following receipt of notice from Seller of its election not to remove such Unpermitted Exceptions, to either (i) terminate this Agreement by written notice delivered to Seller (in which event the Deposit shall be returned to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement; provided, however, that if Seller has notified Purchaser as and in the manner provided by Section 3.1 of this Agreement, Escrowee shall release the Deposit to Purchaser, less the Pre-Closing Breach Amount, which Pre-Closing Breach Amount shall be held by Escrowee until the same is to be released as and in the manner provided by Section 3.1 of this Agreement), or (ii) accept title to the Property subject to such Unpermitted Exception(s) without a reduction in, abatement of, or credit against, the Purchase Price. The failure of Purchaser to deliver timely any written notice of election under this Section 4.1.1(c) shall be conclusively deemed to be an election under clause (ii) above.

(d) If, on the Closing Date, there are any liens or encumbrances that Seller is obligated to discharge under this Agreement, Seller shall have the right (but not the obligation), as to liens and/or encumbrances of an ascertainable amount not to exceed $100,000 in the aggregate, to either (i) arrange, at Seller’s cost and expense, for affirmative title insurance or special endorsements reasonably acceptable to Purchaser insuring against enforcement of such liens or encumbrances against, or collection of the same out of, the Property, or (ii) use any portion of the Purchase Price to pay and discharge the same, either by way of payment or by alternative manner reasonably satisfactory to the Title Company, and the same shall not be deemed to be Unpermitted Exceptions.

4.1.2 Permitted Exceptions to Title. The Property shall be sold and conveyed subject to the following exceptions to title (the “Permitted Exceptions”):

(a) any state of facts that an accurate survey may show;

(b) all laws, ordinances, rules and regulations of the United States, the State of New Jersey, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property (each, a “Governmental Authority”), as the same may now exist or may be hereafter modified, supplemented or promulgated;

(c) all presently existing and future liens of real estate taxes or assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, provided that such items are not yet due and payable and are apportioned as provided in this Agreement;

(d) any other matter or thing affecting title to the Property that Purchaser shall have agreed or be deemed to have agreed to waive as an Unpermitted Exception;

(e) all violations of laws, ordinances, orders, requirements or regulations of any Governmental Authority applicable to the Property and existing on the Closing Date, whether or not noted in the records of or issued by any Governmental Authority;

(f) all utility easements of record which do not interfere with the present use of the Property; and

(g) the printed exceptions which appear in the standard form Owner’s Policy of the title insurance issued by the Title Company in the State of New Jersey, but expressly excluding (a) those that could be omitted by virtue of the delivery of the Title Affidavit (as hereinafter defined), and (b) any labor or material liens.

4.2 Due Diligence Reviews. Except for matters governed by the provisions of Section 4.1 above, Purchaser hereby acknowledges and agrees that it has performed and completed all of Purchaser’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all leases and service contracts, and all physical, environmental and compliance matters and conditions respecting the Property (collectively, the “Investigations”); provided, however, that so long as this Agreement has not been terminated, Purchaser shall continue to have access to the Property at all reasonable times during normal business hours subsequent to the date hereof and prior to Closing so long as Purchaser complies with each of the provisions of this Agreement, including, without limitation, the provisions of this Section 4.2 relating to such entry and inspection. Seller shall provide Purchaser with reasonable access to the Property upon reasonable advance notice, shall endeavor to make the property manager of the Property available for an interview by Purchaser, and shall also promptly make available to Purchaser to the extent not already provided, at the offices of Seller and/or the property manager of the Property access to such leases, service contracts, and other contracts and agreements with respect to the Property in Seller’s possession as Purchaser shall reasonably request (collectively, the “Inspection Documents”), all upon reasonable advance written notice; provided, however, in no event shall Seller be obligated to make available (1) any document or correspondence which would be subject to the attorney- client privilege; (2) any document or item which Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Seller or Seller’s affiliates relating to Seller’s valuation of the Property; (5) appraisals of the Property whether prepared internally by Seller or Seller’s affiliates or externally; or (6) any documents which Seller considers confidential or proprietary.

Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit

(“Purchaser’s 3-14 Audit”). Purchaser acknowledges that Seller has delivered to Purchaser the documents which are described on Exhibit P attached hereto, to the extent in existence and in Seller’s possession or control (collectively, “Purchaser’s 3-14 Audit Documents,” and, together with the Inspection Documents, the “Property Documents”).

Any entry upon the Property whether prior to or on or after the date hereof and all Investigations shall be made or performed during Seller’s normal business hours and at the sole risk and expense of Purchaser, and shall not interfere with the activities on or about the Property of Seller, its tenants and their employees and invitees. Purchaser shall:

(a) promptly repair any damage to the Property resulting from any such Investigations by Purchaser or Purchaser’s Representatives and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition that it existed in prior to such Investigations;

(b) fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

(c) permit Seller to have a representative present during all Investigations undertaken hereunder;

(d) take all actions and implement all protections necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Property in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of Seller or other persons;

(e) if this Agreement is terminated for any reason other than Seller’s default, furnish to Seller, at Seller’s request and at no cost or expense to Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports (other than internal analysis and proprietary information of the Purchaser) relating to the Investigations which Purchaser shall obtain with respect to the Property, but with no representations or warranties as to the accuracy or completeness of the same and subject to any confidentiality limitations set forth in this Agreement;

(f) maintain or cause to be maintained, at Purchaser’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $1,000,000.00 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000.00 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000.00, insuring Purchaser and Seller as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) Purchaser’s and/or Purchaser’s Representatives’ (as hereinafter defined) entry upon the Property, (ii) any Investigations or other activities conducted thereon, and/or (iii) any and all other activities undertaken by Purchaser and/or Purchaser’s Representatives, all of which insurance shall be on an “occurrence form” and otherwise in such forms acceptable to Seller and with an insurance company acceptable to Seller, and deliver a copy of such insurance policy to Seller prior to the first entry on the Property;

(g) not permit the Investigations or any other activities undertaken by Purchaser or Purchaser’s Representatives to result in any liens, judgments or other encumbrances being filed or recorded against the Property, and Purchaser shall, at its sole cost and expense, immediately discharge of record any such liens or encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

(h) indemnify Seller and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Seller’s behalf or otherwise related to or affiliated with Seller (collectively, “Seller Related Parties”) and hold harmless Seller and Seller Related Parties from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements), suffered or incurred by Seller or any Seller Related Party and arising out of or in connection with (i) Purchaser’s and/or Purchaser’s Representatives’ entry upon the Property, (ii) any Investigations or other activities conducted thereon by Purchaser or Purchaser’s Representatives, (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations and/or (iv) any and all other activities undertaken by Purchaser or Purchaser’s Representatives with respect to the Property. The foregoing indemnity shall not include any claims, demands, causes of action, losses, damages, liabilities, costs or expenses (including, without limitation, attorneys’ fees and disbursements) that result solely from the mere discovery, by Purchaser or Purchaser’s Representatives, of pre-existing conditions on the Property during Investigations conducted pursuant to, and in accordance with, the terms of this Agreement, or any loss arising from Seller’s own gross negligence or willful misconduct.

Without limiting the foregoing, in no event shall Purchaser or Purchaser’s Representatives, without the prior written consent of Seller: (x) make any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) or (y) contact any tenant of the Property, except for confirmatory tenant interviews; provided, however, that Purchaser shall notify Seller of those tenants which Purchaser desires to interview, and Seller or Seller’s agent(s) shall promptly schedule such confirmatory tenant interviews, and Seller or Seller’s agent(s) shall have the right to be present at the confirmatory tenant interview (Purchaser acknowledges that Purchaser shall have no right to directly notify any tenant of an interview request, and that such interview requests shall be directed to Seller, who shall, or shall direct its agent(s) to, schedule such confirmatory tenant interviews). Purchaser shall have the right from time to time to contact Governmental Authorities having jurisdiction over the Property with respect to existing zoning matters relating to the Property.

The foregoing obligations shall survive the Closing or a termination of this Agreement.

4.2.1 Property Information and Confidentiality. All Information (as hereinafter defined) provided to Purchaser shall be subject to the following terms and conditions:

(a) Any information provided or to be provided with respect to the Property is solely for Purchaser’s convenience and was or will be obtained from a variety of sources. Except as expressly set forth in this Agreement, neither Seller nor any Seller Related Party has made any independent investigation or verification of such information and makes no (and expressly disclaims all) representations and warranties as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to Purchaser hereunder and expressly disclaims any implied representations as to any matter disclosed or omitted. Neither Seller nor any Seller Related Party shall be liable for any mistakes, omissions, misrepresentations or any failure to investigate the Property nor shall Seller or any Seller Related Party be bound in any manner by any verbal or written statements, representations, appraisals, environmental assessment reports, or other information pertaining to the Property or the operation thereof, except as expressly set forth in this Agreement.

(b) Purchaser agrees that, prior to Closing, neither Purchaser nor Purchaser’s Representatives shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by Purchaser or Purchaser’s Representatives from Seller, any Seller Related Party or by Purchaser’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by Purchaser or Purchaser’s Representatives. Without the other party’s prior written consent, neither Seller nor Purchaser shall disclose, and Seller shall direct Seller Related Parties and Purchaser shall direct Purchaser’s Representatives not to disclose to any person, entity or association any of the terms, conditions or other facts with respect to this Agreement, including, without limitation, the status hereof. Notwithstanding the foregoing, (x) Purchaser may disclose such of the Information and its other reports, studies, documents and other matters generated by it and (y) either party may disclose the terms of this Agreement provided that any such disclosure described in clauses (x) and (y) of this paragraph is (i) required by law or court order and discloses that portion (and only that portion) that it is legally compelled to disclose (provided prior written notice of such disclosure shall be provided to the other party and the disclosing party agrees to use its best efforts to obtain assurance that confidential treatment will be accorded to such Information by the person or persons to whom it was disclosed), or (ii) deemed reasonably necessary or desirable by Purchaser and is disclosed to Purchaser’s Representatives in connection with Purchaser’s Investigation and the transaction contemplated hereby or is disclosed to Seller Related Parties, provided that those to whom such Information or this Agreement is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof, and the disclosing party agrees to be responsible for any breach of this Section by the parties to whom it directly or indirectly discloses Information or this Agreement. Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to the due diligence representatives and/or consultants retained by any securities dealers and/or broker dealers actively evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT (as defined in Section 11.7 herein) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (c) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

(c) Each party shall indemnify and hold harmless the other, non-breaching party and any related non-breaching party thereof, from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by the non-breaching party or any related non-breaching party and arising out of or in connection with a breach by the breaching party or its representatives of the provisions of this Section 4.2.1.

(d) Purchaser and Purchaser’s Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to Purchaser and/or Purchaser’s Representatives in accordance with this Section 4.2. In the event this Agreement is terminated, Purchaser and Purchaser’s Representatives shall promptly deliver to Seller all originals and copies of the Information in the possession of Purchaser and Purchaser’s Representatives.

(e) As used in this Agreement, the term “Information” shall mean any of the following: (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof, including, without limitation, all leases and contracts furnished to, or otherwise made available for review by, Purchaser or its directors, officers, employees, affiliates, partners, members, brokers, agents, broker/dealers of the REIT or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, “Purchaser’s Representatives”), by Seller or any Seller Related Party, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Purchaser or Purchaser’s Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (i), the Investigations, or otherwise reflecting their review or investigation of the Property.

(f) In addition to any other remedies available to Seller, Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Purchaser or Purchaser’s Representatives in order to enforce the provisions of this Section 4.2.1.

(g) Notwithstanding any terms or conditions in this Agreement to the contrary, no conditions of confidentiality within the meaning of IRC §6111(d) or the Treasury Regulations promulgated under IRC Sec. 6011 are intended, and the parties hereto are expressly authorized to disclose every U.S. federal income tax aspect of any transaction covered by this Agreement with any and all persons, without limitation of any kind.

(h) The provisions of this Section 4.2.1 shall survive the Closing or a termination of this Agreement.

4.2.2 Investigations Completed. Purchaser acknowledges and agrees that it has completed its Investigations and has determined that it intends to proceed with the acquisition of the Property in accordance with the terms of this Agreement without a reduction in, or an abatement of or credit against, the Purchase Price except as otherwise expressly provided in this Agreement.

4.3 Tenant Estoppel Certificates. Seller shall use commercially reasonable efforts to (a) prepare, or cause to be prepared, and deliver to Purchaser for review and approval, within three (3) Business Days following the date hereof, the estoppel certificates in substantially the form of Exhibit D attached hereto (each, a “Tenant Estoppel Certificate”, and collectively, the “Tenant Estoppel Certificates”), and (b) remit, or cause to be remitted, the Tenant Estoppel Certificates to the tenants identified on Exhibit C attached hereto and made a part hereof (collectively, the “Required Tenants”) for signature within two (2) Business Days following Purchaser’s written notice to Seller that Purchaser has approved the Tenant Estoppel Certificates (which notice shall set forth any required corrections). If Purchaser fails to notify Seller of its approval of, or any changes to, the Tenant Estoppel Certificates it receives from Seller for approval within two (2) Business Days following Purchaser’s receipt of the same, Seller may forward such Tenant Estoppel Certificates to the tenants without Purchaser’s prior approval. Subject to the further provisions of this Section 4.3, receipt of Tenant Estoppel Certificates substantially in the form prescribed above or as provided below from the Required Tenants, (x) not disclosing the existence of any material uncured default under the leases referred to therein and (y) confirming the information contained in the Tenant Estoppel Certificate delivered to Purchaser for approval, shall be a condition precedent to Purchaser’s obligation to purchase the Property hereunder. Seller shall promptly, following receipt of the same, deliver copies of the completed Tenant Estoppel Certificates to Purchaser. Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain executed Tenant Estoppel Certificates. Notwithstanding the foregoing, any Tenant Estoppel Certificate that is in the form, if any, prescribed in the applicable lease or other operative document or that is in any form which does not materially vary from the representations made in the form of Tenant Estoppel Certificate in Exhibit D (as modified to make the statement contained therein factually correct) shall be deemed to be a satisfactory Tenant Estoppel Certificate for all purposes under this Agreement, provided that such Tenant Estoppel Certificate does not disclose any material uncured default under the leases referred to therein and, to the extent required by the terms of such tenant’s lease, confirms the information contained in the Tenant Estoppel Certificate delivered to Purchaser for approval.

Seller agrees that upon its receipt of a form subordination, non-disturbance and attornment agreement (an “SNDA”) from Purchaser or its lender, Seller shall promptly send such SNDAs to the tenants, and shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not be deemed to include any obligation to institute legal proceedings, deliver notices of default or to expend any monies) to obtain the SNDAs, signed by the tenants, prior to the Closing Date; provided, however, that Purchaser acknowledges and agrees that receipt of any or all of the SNDAs shall not be a condition precedent to Purchaser’s obligation to purchase the Property.

4.4 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to (a) the performance and observance, in all material respects, by Seller of all covenants, warranties and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date, (b) all of the representations and warranties of Seller contained in this Agreement being true and correct in all material respects, (c) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Purchaser specifically enumerated in this

Agreement, any or all of which may be waived by Purchaser in its sole discretion, (d) Purchaser having received no less than five (5) Business Days prior to the Closing Date, fully executed Tenant Estoppel Certificates from all Required Tenants complying with the requirements set forth in Section 4.3 herein, (e) no unfavorable judgment, decree, injunction, order or ruling shall have been entered preventing the performance of this Agreement or any of the transactions contemplated by this Agreement by Seller, and (f) no Violations (as hereinafter defined), the cost of which to remediate would exceed $100,000 in the aggregate, shall have been issued in writing against the Property after the date hereof and were not discoverable by Purchaser or Purchaser’s Representatives prior to the date hereof; provided that Seller shall have the right to adjourn the Scheduled Closing Date for up to thirty (30) days to satisfy the conditions set forth in this Section 4.4; provided, further, that if Seller exercises the right to adjourn the Scheduled Closing Date pursuant to this Section and/or Section 4.1.1(b), Seller may not adjourn the Scheduled Closing Date for more than thirty (30) days in the aggregate after taking into consideration an adjournment under Section 4.1.1(b).

4.5 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to (a) the performance and observance, in all material respects, by Purchaser of all covenants and agreements of this Agreement to be performed or observed by Purchaser prior to or on the Closing Date (provided that Purchaser shall have delivered the full amount of the Closing Payment) and the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Seller specifically set forth in this Agreement, any or all of which may be waived by Seller in its sole discretion, and (b) all of the representations and warranties of Purchaser contained in this Agreement being true and correct in all material respects.

5. Closing. The closing (the “Closing”) of the sale and purchase contemplated herein shall occur at 2:00 p.m. Eastern time on September 15, 2008 (the “Scheduled Closing Date”), TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to close on such date, at the offices of Escrowee through an escrow and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Seller and Purchaser (the date on which the Closing shall occur being herein referred to as the “Closing Date”). Notwithstanding the foregoing or anything to the contrary contained herein, Purchaser shall have the right, exercisable by delivery of a written notice to Seller (the “Accelerated Closing Date Notice”), to accelerate the Closing Date to a Business Day selected by Purchaser; provided that such date shall not be any earlier than the sixth (6th) Business Day following delivery of the Accelerated Closing Date Notice. Delivery of the Accelerated Closing Date Notice shall constitute approval by Purchaser of all matters to which Purchaser has a right of approval and a waiver of all conditions precedent to Purchaser’s obligation to consummate the transaction contemplated by this Agreement (other than the obligation of Seller to make the deliveries provided for in Section 5.1; provided that if Seller is unable to deliver the Update (as hereinafter defined), then Seller shall have the right to adjourn the Closing for a period not to exceed thirty (30) days in the aggregate). If Purchaser delivers the Accelerated Closing Date Notice, Seller shall, subject to the foregoing, be deemed to have waived all rights to adjourn the Closing Date hereunder. Without limiting the foregoing, and for the purpose of clarification only, delivery by Purchaser of the Accelerated Closing Date Notice shall constitute Purchaser’s acceptance of all title exceptions encumbering the Property as of the Closing Date. The Closing shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent.

5.1 Seller Deliveries. No less than one (1) Business Day prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser or to the Escrowee, as the case may be, the following items executed and acknowledged by Seller, as appropriate:

(a) a deed (the “Deed”) in the form attached hereto and made a part hereof as Exhibit F.

(b) an assignment and assumption of the Leases (the “Assignment and Assumption of Leases”), in the form attached hereto and made a part hereof as Exhibit G.

(c) a bill of sale (the “Bill of Sale”) executed by Seller, in the form attached hereto and made a part hereof as Exhibit H.

(d) a certification of non-foreign status (the “FIRPTA”) executed by Seller, in the form attached hereto and made a part hereof as Exhibit I, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the transactions contemplated hereby.

(e) an assignment and assumption of the Contracts (the “Assignment and Assumption of Contracts”), in the form attached hereto and made a part hereof as Exhibit J.

(f) all existing surveys, blueprints, drawings, plans and specifications for or with respect to the Property or any part thereof, to the extent the same are in Seller’s possession.

(g) all keys to the Improvements, to the extent the same are in Seller’s possession.

(h) all Leases in effect on the Closing Date, to the extent the same are in Seller’s possession.

(i) all Contracts that shall remain in effect after the Closing, to the extent the same are in Seller’s possession (all items in clauses (f) through (i) may be either delivered at Closing or left at the management office at the Property, to the extent not previously delivered to Purchaser).

(j) a Seller’s Residency Certification/Exemption form.

(k) an Affidavit of Consideration for Use.

(l) such further instruments as may be required by the Title Company to record the Deed.

(m) notices to each of the tenants under the Leases (each, a “Tenant Notice”, and collectively, the “Tenant Notices”) in the form attached hereto and made a part hereof as Exhibit K, advising such tenants of the sale of the Property to Purchaser and directing them to make all payments to Purchaser or its designee, which Tenant Notices Purchaser shall, at Purchaser’s sole cost and expense, either mail by certified mail return receipt requested or hand-deliver to each applicable tenant.

(n) evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder.

(o) a Certificate of Construction Records Clearance issued by the appropriate office in Bernards Township, New Jersey.

(p) an owner’s affidavit and gap indemnity in the form of Exhibit L attached hereto and made a part hereof (the “Title Affidavit”).

(q) a certificate (the “Update”) of Seller dated as of the Closing Date certifying that the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement, other than the representations and warranties set forth in Section 7.1.1 of this Agreement which are made as of the date of this Agreement (the representations and warranties of Seller set forth in Section 7.1.1 of this Agreement, other than the representations and warranties set forth in Section 7.1.1 of this Agreement which are made as of the date of this Agreement, being hereafter referenced to as “Closing Date Representations”), remain true and correct in all material respects as of the Closing Date, it being agreed that if any Closing Date Representation shall no longer be true and correct in any material respect due to a change in the facts or circumstances which do not otherwise constitute a default of Seller pursuant to the express terms of this Agreement and Seller is unable to deliver the Update, the failure of Seller to deliver the Update shall, subject to the terms of Section 7.2.3(e), constitute a failure of a condition to Closing and shall not constitute a default by Seller under this Agreement, and Purchaser’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement; provided, however, that if Seller has notified Purchaser as and in the manner provided by Section 3.1 of this Agreement, Escrowee shall release the Deposit to Purchaser, less the Pre-Closing Breach Amount, which Pre-Closing Breach Amount shall be held by Escrowee until the same is to be released as and in the manner provided by Section 3.1 of this Agreement.

(r) all originals in Seller’s possession or control (and where originals are not available, copies) of the Property Documents.

5.2 Purchaser Deliveries. Except as otherwise expressly provided below, no less than one (1) Business Day prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller or to the Escrowee, as the case may be, the following items executed and acknowledged by Purchaser, as appropriate:

(a) the remaining funds for the Purchase Price, sent by wire transfer of immediately available federal funds to the account designated by Seller and available for disbursement no later than 2:00 p.m. Eastern time on the Closing Date.

(b) the Assignment and Assumption of Leases.

(c) the Assignment and Assumption of Contracts.

(d) an Affidavit of Consideration for Use.

(e) such further instruments as may be necessary to record the Deed.

(f) the Tenant Notices.

(g) evidence reasonably satisfactory to the Title Company respecting the due organization of Purchaser and the due authorization and execution by Purchaser of this Agreement and the documents required to be delivered hereunder.

5.3 Closing Costs. Seller shall pay (x) all state and county transfer taxes (other than the “Mansion Tax”), including transfer taxes of the State of New Jersey and of the County of Somerset, payable in connection with the transaction contemplated herein, (y) fifty percent (50%) of all recording charges payable in connection with the recording of the Deed and fifty percent (50%) of the costs of Escrowee. Purchaser shall pay (a) the title insurance premiums for the Owner’s Policy, (b) the cost of any title endorsements and affirmative insurance, including a lender’s title insurance policy, required by Purchaser, (c) the costs of the Survey (or an update thereto), (d) fifty percent (50%) of all recording charges payable in connection with the recording of the Deed, (e) the “Mansion Tax”, if applicable, (f) fifty percent (50%) of the costs of Escrowee and (g) all fees, costs or expenses in connection with Purchaser’s due diligence reviews hereunder. Any other closing costs shall be allocated in accordance with local custom. Except as expressly provided in the indemnities set forth in this Agreement, Seller and Purchaser shall pay their respective legal, consulting and other professional fees and expenses incurred in connection with this Agreement and the transaction contemplated hereby and their respective shares of prorations as hereinafter provided. The provisions of this Section 5.3 shall survive the Closing or a termination of this Agreement.

5.4 Prorations.

5.4.1 The following shall be prorated between Seller and Purchaser as of 12:01 a.m. on the Closing Date (on the basis of the actual number of days elapsed over the applicable period regardless when payable):

(a) All real estate taxes, water charges, sewer rents, vault charges and assessments on the Property on the basis of the fiscal year for which assessed. In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment for the current period shall be prorated (with Purchaser assuming the obligation to pay any installments due after the Closing Date).

(b) Subject to this Section 5.4.1(b), all fixed rent and regularly scheduled items of additional rent under the Leases, and other tenant charges if, as and when received. Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Purchaser on the Closing Date. As to any tenant security deposits held in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller shall (i) deliver to Purchaser at Closing such original Non-Cash Security Deposits, and (ii) execute and deliver at Closing such other instruments as the issuer of such Non-Cash Security Deposits shall reasonably require in order to cause the named beneficiary under such Non-Cash Security Deposits to be changed to Purchaser; provided that such instruments do not impose any liability on Seller. Purchaser will not receive a credit against the Purchase Price for the Non-Cash Security Deposits. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing and shall diligently pursue the collection thereof in good faith after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease). To the extent Purchaser receives rents on or after the Closing Date, such payments shall be applied first toward the rents for the month in which the Closing occurs, second to the rents that shall then be due and payable to Purchaser, and third to any delinquent rents owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant; provided, however, that Seller shall not be entitled to exercise such right until the expiration of the six (6) month period following the Closing. Delivery of the Assignment and Assumption of Leases shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto. Any rents received by Seller applicable to the period after the Closing shall be promptly remitted to Purchaser.

(c) If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the Closing Date occurs (the “Percentage Rent Year”), Purchaser shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, remit to Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant and the Closing Date, divided by the total number of days in such Percentage Rent Year. If Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of Seller’s share as calculated as set forth above in this Section 5.4.1(c), it shall promptly pay such excess to Purchaser. In the event that the Leases require the reconciliation of additional rent “pass-throughs” to the landlord for common area maintenance charges, real estate taxes or other operating expenses (collectively, the “Expenses”), Purchaser shall perform all of the obligations of the landlord under the Leases with respect to such reconciliations for the year of Closing as and when required by the terms of the Leases and provide Seller with the results of such reconciliations no later March 31st of the calendar year succeeding the Closing Date. If such results reflect the underpayment of Expenses by tenants of the Property for the year of Closing, Purchaser shall bill the appropriate amounts to such tenants in accordance with the terms of their leases and remit to Seller its prorata share of the amount collected from the tenants within thirty (30) days of Purchaser’s collection of the same. If such results reflect the overpayment of Expenses by tenants of the Property for the year of Closing, Purchaser shall deliver to Seller an invoice from Purchaser together with evidence reasonably satisfactory to Seller indicating that such sums are due to such tenants. Seller shall pay Purchaser Seller’s prorata share of the amounts due to such tenants within thirty (30) days of Purchaser’s demand, provided that Seller shall have no obligation to reimburse Purchaser for any sums not invoiced on or before July 1st of the calendar year succeeding the Closing Date. Notwithstanding the foregoing, if, as of the Closing, Seller has received additional rent payments in excess of the amount that the tenants would be required to pay, based on the actual Expenses as of the Closing, Purchaser shall receive a credit in the amount of such excess. The provisions of this Section 5.4.2(c) shall survive the Closing.

(d) All operating expenses customarily apportioned between sellers and purchasers of real estate properties similar to the Property and located in the same geographic area as the Property.

(e) Charges and payments under Contracts or permitted renewals or replacements thereof assigned to Purchaser pursuant to the Assignment and Assumption of Contracts.

(f) Any prepaid items, including, without limitation, fees for licenses which are transferred to Purchaser at the Closing and annual permit and inspection fees.

(g) Utilities, including, without limitation, telephone, steam, electricity and gas, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings.

(h) Deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if the same are assignable and are assigned to Purchaser at the Closing, which shall be credited in their entirety to Seller.

(i) Personal property taxes, if any, on the basis of the fiscal year for which assessed.

(j) Permitted administrative charges, if any, on those tenants’ security deposits transferred by Seller pursuant to the Assignment and Assumption of Leases.

(k) Taxes payable by Seller relating to operations of the Property, including, without limitation, business and occupancy taxes and sales taxes, if any.

(l) Such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in the same geographic area as the Property subject to Section 7.2.3(a) hereof.

5.4.2

(a) Intentionally deleted.

(b) If any of the items described in Section 5.4.1 hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that (i) with the exception of any item required to be apportioned pursuant to Section 5.4.1(a), (b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one hundred eightieth (180th) day after the Closing Date and (ii) with respect to the items required to be apportioned pursuant to Section 5.4.1(a), (b) or (g), neither party shall have the right to request apportionment or reapportionment of any such item at any time following the one (1) year anniversary of the Closing Date. If the Closing shall occur before a real estate or personal property tax rate or assessment is fixed for the tax year in which the Closing occurs, the apportionment of taxes at the Closing shall be upon the basis of the tax rate or assessment for the preceding fiscal year applied to the latest assessed valuation. Promptly after the new tax rate or assessment is fixed, the apportionment of taxes or assessments shall be recomputed and any discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected and the proper party reimbursed, which obligations shall survive the Closing.

5.4.3 Items to be prorated at the Closing shall include a credit to Seller for costs and expenses incurred by Seller in connection with any new Leases or modifications to any existing Leases entered into after the date hereof in accordance with the terms and conditions set forth in Section 7.2.3(a) of this Agreement, but only to the extent such costs and expenses are approved or deemed approved by Purchaser pursuant to Section 7.2.3(a) or disclosed to Purchaser in writing or in the proposed lease at least three (3) Business Days prior to the date hereof. Seller shall be responsible for all brokerage and leasing commissions and tenant improvement costs for the initial term of all Leases entered into prior to the date of this Agreement and for any extension, renewal or expansion of any such Lease exercised prior to the date of this Agreement, provided in all such instances, the term of such Lease, extension, renewal or expansion and the regularly scheduled payment of rent commences prior to the date of this Agreement (collectively, “Seller Leasing Costs”). Purchaser shall be responsible for and expressly assumes the obligation to pay all brokerage and leasing commissions, tenant improvement costs and other costs and expenses including attorney’s fees other than the Seller Leasing Costs for any new leases entered into from and after the date of this Agreement and any extension, renewal or expansion of any existing Lease exercised or entered into from and after the date of this Agreement including, without limitation amounts owed under the Brokerage Agreements, provided in all such instances, the term of such Lease, extension, or expansion or the regularly scheduled payment of rent commences from and after the date of this Agreement, provided such new leases or extensions or expansions are approved or deemed approved by

Purchaser pursuant to Section 7.2.3(a) of this Agreement and provided such brokerage and leasing commissions, tenant improvement costs and other costs are disclosed to Purchaser in writing, in the applicable lease or other agreement delivered to Purchaser at the time Purchaser approves (or is deemed to have approved) such new leases, or any such Lease extensions, renewals or expansions (collectively, “Purchaser Leasing Costs”). If at the Closing Seller has paid any Purchaser Leasing Costs, the prorations at the Closing shall include an appropriate credit to Seller. If at the Closing there remain unpaid Seller Leasing Costs, Purchaser shall expressly assume the responsibility to pay such unpaid Seller Leasing Costs, and the prorations at the Closing shall include an appropriate credit to Purchaser.

5.4.4 As provided in Section 11.1.2, Seller shall be responsible for paying all fees, costs or commissions owing to the Broker (as defined in Section 11.1.2) with regard to the transactions contemplated by this Agreement.

5.4.5 The provisions of this Section 5.4 shall survive the Closing.

6. Condemnation or Destruction of Property. In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or condemnation or any of the improvements on the Property are damaged or destroyed by fire or other casualty, Seller shall have no obligation to restore, repair or replace any portion of the Property or any such damage or destruction. Seller shall, at the Closing, assign to Purchaser all of Seller’s interest in all awards or other proceeds for such taking by eminent domain or condemnation or the proceeds of any insurance collected by Seller for such damage or destruction (unless Seller shall have repaired such damage or destruction prior to the Closing and except to the extent any such awards, proceeds or insurance are attributable to lost rents or items applicable to any period prior to the Closing), less the amount of all costs incurred by Seller in connection with the repair of such damage or destruction or collection costs of Seller respecting any awards or other proceeds for such taking by eminent domain or condemnation or any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction, as applicable. In connection with any assignment of awards, proceeds or insurance hereunder, Seller shall credit Purchaser with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which the cost, as of the Closing Date, to repair the damage is greater than the amount of insurance proceeds assigned to Purchaser); provided, however, if the damage (as determined by an independent third party contractor or engineer selected by Seller and reasonably approved by Purchaser) or any condemnation is Material (as defined below), Purchaser shall have the right to terminate this Agreement by notice to Seller given within ten (10) days after notification to Purchaser of the casualty or condemnation and the determination of the amount of any damage. In any instance where this Agreement is terminated pursuant to this Section 6, in which event the Deposit shall be returned to Purchaser and no party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive the Closing or a termination of this Agreement; provided, however, that if Seller has notified Purchaser as and in the manner provided by Section 3.1 of this Agreement, Escrowee shall release the Deposit to Purchaser, less the Pre-Closing Breach Amount, which Pre-Closing Breach Amount shall be held by Escrowee until the same is to be released as and in the manner provided by Section 3.1 of this Agreement. The parties hereby waive the provisions of any statute which provides for a different outcome or treatment in the event of a casualty or a condemnation or eminent domain proceeding. For purposes hereof, any damage to all or portions of the Property and any condemnation or eminent domain proceeding with respect to all or portions of the Property shall be considered “Material” if: (i) as to any damage, the cost to repair such damage exceeds five percent (5%) of the Purchase Price and Seller, at its sole option, does not elect to repair or does not repair the same prior to the Closing, and as to any condemnation or eminent domain proceeding, the value of the Property affected exceeds five percent (5%) of the Purchase Price; (ii) it causes access to or parking on the Property to be materially impaired; (iii) it results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property and such violations have not been waived by the applicable Governmental Agency; (iv) it entitles any Required Tenant to terminate its lease; or (v) as to any damage, it is not fully insured or for which Purchaser will not receive, at Seller’s election, a credit in the amount of the uninsured portion of such damage at Closing.

7. Representations, Warranties and Covenants.

7.1 Representations, Warranties and Covenants of Seller.

7.1.1 Representations and Warranties of Seller. Subject to the provisions of this Section 7.1.1, Seller hereby represents to Purchaser that:

(a) Leases. Seller has no knowledge of any leases, licenses or other occupancy agreements to which Seller is a party or is bound affecting any portion of the Property which will be in force on the Closing Date other than the Leases. As used herein, “Leases” shall be deemed to mean (i) the Leases described on Exhibit O attached hereto and made a part hereof (the “Lease Exhibit”) and (ii) the leases entered into after the date of this Agreement in accordance with this Agreement. To the best of Seller’s knowledge, as of the date of this Agreement (x) the Leases are in full force and effect and have not been amended except as set forth in the Lease Exhibit, and (y) the Lease Exhibit is true and correct in all material respects.

(b) Litigation. To the best of Seller’s knowledge, as of the date of this Agreement, there is no pending or threatened litigation, other than tort claims covered by insurance, against the Property or against Seller with respect to the Property as of the date of this Agreement.

(c) No Insolvency. Seller is not a debtor in any state or federal insolvency, bankruptcy, receivership proceeding.

(d) Non-Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code, as amended (the “Code”).

(e) Contracts. Seller has not entered into any service or equipment leasing contracts relating to the Property which will be in force after the Closing, except for the Contracts. As used in this Agreement, the “Contracts” shall be deemed to mean (i) the Contracts described on Exhibit Q attached hereto and made a part hereof, (ii) contracts which are cancelable on thirty (30) days notice or less without premium or penalty, and (iii) contracts entered into by Seller after the date of this Agreement which Seller is permitted to enter into in accordance with this Agreement.

(f) Lease Brokerage Agreements; Leasing Commission Agreements. Seller has not entered into any lease brokerage agreements or lease commission agreements other than as described on Exhibit R attached hereto and made a part hereof or in the Leases that shall be binding upon Purchaser following Closing.

(g) Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Seller. Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, is duly authorized and qualified to do all things required of it under this Agreement, and no other action is requisite to the valid and binding execution, delivery and performance of this Agreement by Seller. This Agreement and Seller’s performance of the obligations in this Agreement do not and will not contravene any provision of any present judgment, order, decree, writ or injunction, or any provision of any law or regulation currently applicable to Seller. Neither this Agreement nor anything provided to be done under this Agreement by Seller shall constitute or result in a default, breach or violation of any covenant, agreement, instrument, document or understanding to which Seller is bound.

(h) Violations. To the best of Seller’s knowledge, as of the date of this Agreement, Seller has not received written notice from any Governmental Authority of any violation (including violations relating to environmental matters) at the Property of laws, ordinances, rules, or administrative or judicial orders affecting the Property (“Violations”).

(i) Condemnation. As of the date of this Agreement, there is no pending or, to the knowledge of Seller, threatened condemnation or similar proceeding or special assessment (inclusive of assessments for street widening, repair, or improvement), or change in zoning affecting the Property.

Notwithstanding and without limiting the foregoing, (i) if any of the representations or warranties of Seller that survive Closing contained in this Agreement or in any document or instrument delivered in connection herewith are materially false or inaccurate, or Seller is in material breach or default of any of its obligations under this Agreement that survive Closing, and Purchaser nonetheless closes the transactions hereunder and purchases the Property, then Seller shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall terminate upon the Closing) in the event that either (x) on or prior to Closing, Purchaser shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default, or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information furnished or made available to or otherwise obtained by Purchaser, and (ii) to the extent the copies of the Leases, the Contracts or any other Information furnished or made available to or otherwise obtained by Purchaser prior to the date hereof contain provisions or information that are inconsistent with the foregoing representations and warranties, Seller shall have no liability or obligation respecting such inconsistent representations or warranties (and Purchaser shall have no cause of action or right to terminate this Agreement with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Leases, Contracts and other Information.

References to the “knowledge”, “best knowledge” and/or “actual knowledge” of Seller or words of similar import shall refer only to the current actual (as opposed to implied or constructive) knowledge of Cavarly E. Garrett and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any parent, subsidiary or affiliate of Seller or to any other officer, agent, manager, representative or employee of Seller or to impose upon Cavarly E. Garrett any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Notwithstanding anything to the contrary contained in this Agreement, Cavarly E. Garrett shall have no personal liability hereunder. The provisions of this Section 7.1.1 shall survive the Closing for a period of nine (9) months.

7.1.2 GENERAL DISCLAIMER. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND THE DOCUMENTS EXECUTED IN CONNECTION WITH THE CLOSING (THE “CLOSING DOCUMENTS”), THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS”, “WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTY, THE PHYSICAL CONDITION OF THE PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS RESPECTING THE PROPERTY), THE FINANCIAL CONDITION OF THE PROPERTY OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PROPERTY OR ANY PART THEREOF. PURCHASER ACKNOWLEDGES THAT, PRIOR TO THE DATE HEREOF, PURCHASER HAS EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN PURCHASER’S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER’S PURPOSES. PURCHASER IS A SOPHISTICATED PURCHASER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND THAT PURCHASER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED HEREIN OR IN THE CLOSING DOCUMENTS (INCLUDING SELLER’S REPRESENTATIONS AND WARRANTIES)). EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS (INCLUDING SELLER’S REPRESENTATIONS AND WARRANTIES): (A) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE

PROTECTION AFFORDED BY THE OWNER’S POLICY, AND (B) WITHOUT LIMITING THE FOREGOING, PURCHASER WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY TO SEEK DAMAGES FROM SELLER IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY. THE FOREGOING WAIVER SHALL NOT BE APPLICABLE TO PURCHASER’S RIGHT TO IMPLEAD OR OTHERWISE SEEK JOINDER OF SELLER SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST PURCHASER BY A THIRD PARTY UNAFFILIATED WITH PURCHASER RELATING TO HAZARDOUS MATERIALS DISPOSED OF OR RELEASED IN, ON OR UNDER THE PROPERTY DURING SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND FOR WHICH SELLER SHALL BE LIABLE UNDER ANY STATUTE CONCERNING LIABILITY FOR CONTAMINATION BY HAZARDOUS MATERIALS. FURTHERMORE, THIS WAIVER SHALL NOT BE APPLICABLE TO (X) ANY CLAIMS ARISING OUT OF THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT, OR (Y) SELLER’S FRAUD. THE PROVISIONS OF THIS SECTION 7.1.2 SHALL SURVIVE THE CLOSING.

7.2 Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement in accordance with the terms and conditions of this Agreement:

7.2.1 Seller shall maintain the Property in substantially the same manner as prior hereto pursuant to Seller’s normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the control of Seller.

7.2.2 Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder) or enter into any additional service contracts or other similar agreements (“Post Due Diligence Contracts”) without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed; provided, however, Purchaser’s consent shall not be required if such contract is cancelable upon not more than thirty (30) days notice without payment of premium or penalty by Purchaser. Purchaser’s failure to disapprove any request for consent by Seller under this Section 7.2.2 within five (5) days following Seller’s request therefor shall be deemed to constitute Purchaser’s consent thereto. Notwithstanding the foregoing, Seller shall terminate at Closing, and Purchaser shall not assume, such Post Due Diligence Contracts and any property management or leasing agreement affecting the Property.

7.2.3

(a) Seller shall not during the term of this Agreement enter into any new leases or, unless expressly required by the term of existing Leases, modifications of existing Leases, without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Purchaser shall bear all costs and expenses related to any new leases or modifications of existing Leases or service contracts entered into after the date hereof in accordance with the provisions of this Section 7.2.3 (including tenant improvement costs and leasing commissions and other costs and expenses including attorney’s fees, but excluding free rent allocable to any period prior to the Closing Date) but only to the extent expressly disclosed to Purchaser in writing or in the applicable lease, extension or amendment prior to Purchaser’s approval and, without limiting the foregoing, the prorations at the Closing shall include an appropriate credit to Seller consistent with the foregoing.

(b) From and after the date hereof until Closing or termination of this Agreement, Seller shall not lien, encumber or otherwise transfer all or any interest in the Property except for Leases entered into in accordance with this Agreement and utility easements entered into in the ordinary course of business (other than to Purchaser at Closing).

(c) From and after the date hereof, through the Closing or sooner termination of this Agreement, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property.

(d) Seller shall promptly deliver to Purchase any notices of default or violations received from any tenant or Governmental Authority.

(e) Notwithstanding anything to the contrary contained in this Agreement: (i) Seller makes no representations and assumes no responsibility with respect to the continued occupancy of the Property or any part thereof by any tenant, (ii) the removal of a tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of Purchaser and (iii) Purchaser agrees that it shall not be grounds for Purchaser’s refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease on the Closing Date and Purchaser shall accept title subject to such holding over or default without an abatement in or credit against the Purchase Price.

7.2.4 Seller will use commercially reasonable efforts to keep in force and effect with respect to the Property the insurance policies currently carried by Seller or policies providing similar coverage through the Closing Date.

7.3 Representations, Warranties and Covenants of Purchaser. Purchaser hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by Purchaser are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Purchaser. Purchaser is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, is duly authorized and qualified to do all things required of it under this Agreement, and no other action is requisite to the valid and binding execution, delivery and performance of this Agreement by Purchaser. This Agreement and Purchaser’s performance of the obligations in this Agreement do not and will not contravene any provision of any law or regulation currently applicable to Purchaser. Neither this Agreement nor anything provided to be done under this Agreement shall constitute or result in a default, breach or violation of any covenant, agreement, instrument, document or understanding to which Purchaser is bound. The representations and warranties of Purchaser shall survive the Closing.

8. Release.

8.1 RELEASE. EFFECTIVE AS OF THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER AND ALL SELLER RELATED

PARTIES FROM ALL CLAIMS WHICH PURCHASER OR ANY AGENT, REPRESENTATIVE, AFFILIATE, EMPLOYEE, DIRECTOR, OFFICER, PARTNER, MEMBER, SERVANT, SHAREHOLDER OR OTHER PERSON OR ENTITY ACTING ON PURCHASER’S BEHALF OR OTHERWISE RELATED TO OR AFFILIATED WITH PURCHASER (EACH, A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF ALL OR ANY PORTION OF THE PROPERTY AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO SELLER OR ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION, PROVIDED THAT THIS RELEASE SHALL NOT BE APPLICABLE TO PURCHASER’S RIGHT TO IMPLEAD OR OTHERWISE SEEK JOINDER OF SELLER SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT AGAINST PURCHASER BY A THIRD PARTY UNAFFILIATED WITH PURCHASER RELATING TO HAZARDOUS MATERIALS DISPOSED OF OR RELEASED IN, ON OR UNDER THE PROPERTY DURING SELLER’S PERIOD OF OWNERSHIP OF THE PROPERTY AND FOR WHICH SELLER SHALL BE LIABLE UNDER ANY STATUTE CONCERNING LIABILITY FOR CONTAMINATION BY HAZARDOUS MATERIALS. FURTHERMORE, THIS RELEASE SHALL NOT BE APPLICABLE TO ANY CLAIMS ARISING OUT OF (A) THE EXPRESS COVENANTS, REPRESENTATIONS, OR WARRANTIES SET FORTH IN THIS AGREEMENT THAT SHALL EXPRESSLY SURVIVE THE CLOSING, OR (B) SELLER’S FRAUD.

8.2 Survival. The provisions of this Section 8 shall survive the Closing or earlier termination of this Agreement.

9. Remedies For Default and Disposition of the Deposit.

9.1 SELLER DEFAULTS. IF SELLER DEFAULTS IN ITS OBLIGATIONS HEREUNDER TO SELL THE PROPERTY, THEN PURCHASER SHALL HAVE, AS ITS EXCLUSIVE REMEDIES (ALL OTHER RIGHTS AND/OR REMEDIES, WHETHER AVAILABLE AT LAW OR IN EQUITY, BEING IRREVOCABLY WAIVED) THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO PURCHASER), SELLER SHALL PAY TO PURCHASER AN AMOUNT EQUAL TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (AS HEREINAFTER DEFINED), AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT), PURCHASER HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR SELLER’S BREACH, OR (B) IF SELLER SHALL WILLFULLY FAIL TO TRANSFER THE PROPERTY PURSUANT TO AND IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, SPECIFICALLY ENFORCE

SELLER’S OBLIGATION TO TRANSFER THE PROPERTY (IT BEING ACKNOWLEDGED THAT THE REMEDY OF SPECIFIC PERFORMANCE SHALL NOT BE APPLICABLE TO ANY OTHER COVENANT OR AGREEMENT OF SELLER CONTAINED HEREIN); PROVIDED THAT ANY ACTION BY PURCHASER FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN FORTY-FIVE (45) DAYS OF SELLER’S DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY PURCHASER OF SUCH RIGHT AND REMEDY. IF PURCHASER SHALL NOT HAVE FILED AN ACTION FOR SPECIFIC PERFORMANCE WITHIN THE AFOREMENTIONED TIME PERIOD OR SO NOTIFIED SELLER OF ITS ELECTION TO TERMINATE THIS AGREEMENT, PURCHASER’S SOLE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT IN ACCORDANCE WITH CLAUSE (A) ABOVE. AS USED HEREIN, “PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES” SHALL MEAN AND REFER TO THIRD-PARTY OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY PURCHASER IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THIS AGREEMENT (INCLUDING ATTORNEYS’ FEES) AND IN CONNECTION WITH PURCHASER’S INVESTIGATIONS AS TO THE PROPERTY PRIOR TO THE TERMINATION OF THIS AGREEMENT BY PURCHASER; PROVIDED, HOWEVER, (I) IN NO EVENT SHALL SELLER BE OBLIGATED UNDER THIS AGREEMENT TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES (IN THE AGGREGATE) IN EXCESS OF FIFTY THOUSAND DOLLARS ($50,000) AND (II) SELLER’S OBLIGATION HEREUNDER TO REIMBURSE PURCHASER FOR PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES SHALL RELATE ONLY TO PURCHASER’S REIMBURSABLE DUE DILIGENCE EXPENSES WITH RESPECT TO WHICH PURCHASER DELIVERS TO SELLER A THIRD-PARTY INVOICE (WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT) WITHIN THIRTY (30) DAYS AFTER THE DATE ON WHICH PURCHASER GIVES SELLER WRITTEN NOTICE OF PURCHASER’S TERMINATION OF THIS AGREEMENT.

9.2 PURCHASER DEFAULTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN SECTION 9.1, IF PURCHASER DEFAULTS IN ITS OBLIGATIONS HEREUNDER TO PURCHASE THE PROPERTY, THEN THIS AGREEMENT SHALL TERMINATE AND THE RETENTION OF THE DEPOSIT SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT SELLER’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY PURCHASER TO SELLER UNDER THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLER CAUSED BY THE BREACH BY PURCHASER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF PURCHASER’S BREACH OR DEFAULT.

9.3 Disposition of Deposit. In the event the transaction contemplated by this Agreement shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

10. Intentionally Omitted.

11. Miscellaneous.

11.1 Brokers.

11.1.1 Except as provided in Section 11.1.2 below, Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated under this Agreement. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Purchaser shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser. The indemnification obligations under this Section 11.1.1 shall survive the Closing or termination of this Agreement.

11.1.2 If and only if the sale contemplated hereunder closes, Seller has agreed to pay a brokerage commission to Jones Lang LaSalle (“Broker”) pursuant to a separate written agreement between Seller and Broker. Section 11.1.1 hereof is not intended to apply to leasing commissions incurred in accordance with this Agreement.

11.2 Limitation of Liability.

11.2.1 Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Closing of the transaction contemplated hereunder shall have occurred, (i) the aggregate liability of Seller, excluding Seller’s liability for the representations and indemnity of Seller set forth in Section 11.1 and the prorations provided for in Section 5.4, arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall not exceed Three Hundred Thousand Dollars ($300,000) (the “Liability Ceiling”), and (ii) in no event shall Seller have any liability to Purchaser unless and until the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement or any document or certificate executed or delivered in connection herewith shall exceed Twenty Five Thousand Dollars ($25,000) (the “Liability Floor”). If Seller’s aggregate liability to Purchaser shall exceed the Liability Floor, Seller shall be liable for the entire amount thereof up to but not exceeding the Liability Ceiling.

11.2.2 No shareholder or agent of Seller, nor any Seller Related Parties, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

11.2.3 The provisions of this Section 11.2 shall survive the Closing or termination of this Agreement.

11.3 Exhibits; Entire Agreement; Modification. All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes any and all prior agreements between the parties hereto respecting such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.

11.4 Business Days. Whenever any action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-Business Day, then such period (or date) shall be extended until the next succeeding Business Day. As used herein, the term “Business Day” shall be deemed to mean any day, other than a Saturday or Sunday, on which commercial banks in the State of New York or in the State of New Jersey are not required or authorized to be closed for business. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Eastern time, and (b) all time periods shall expire at 5:00 p.m. Eastern time.

11.5 Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to wit, that ambiguities in this Agreement should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

11.6 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

11.7 Successors and Assigns. Purchaser may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Seller, which consent may be given or withheld in the sole and absolute discretion of Seller; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder (but Purchaser or any subsequent transferor shall not be released from obligations hereunder). Notwithstanding and without limiting the foregoing, no consent given by Seller to any transfer or assignment of Purchaser’s rights or obligations hereunder shall be deemed to constitute a consent to any other transfer or assignment of Purchaser’s rights or obligations hereunder and no transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties. Notwithstanding the foregoing, Purchaser shall have the right to assign its rights and obligations under this Agreement to an entity that is a real estate investment trust (“REIT”) (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the sole investment advisor without the prior written consent of Seller; provided that Purchaser provides immediate notice of any such assignment to Seller. Notwithstanding the foregoing, Purchaser shall not be relieved of its obligations under this Agreement by such assignment or nomination. If Purchaser’s assignee or nominee has satisfied all of Purchaser’s obligations under this Agreement as of the Closing (including, without limitation, the payment of the Purchase Price to Seller, subject to permitted prorations and adjustments), and has signed a written assumption of all of Purchaser’s obligations under this Agreement, Purchaser (but not the assignee) shall automatically be released from any further obligations or responsibilities under this Agreement upon Closing.

11.8 Notices. All notices, requests or other communications which may be or are required to be given, served or sent by either party hereto to the other shall be (a) delivered in person or by facsimile transmission, with receipt thereof confirmed by printed facsimile acknowledgment (with a confirmation copy delivered in person or by overnight delivery contemporaneously therewith), (b) by overnight delivery with any reputable overnight courier service, or (c) by deposit in any post office or mail depository regularly maintained by the United States Postal Office and sent by registered or certified mail, postage paid, return receipt requested, and shall be effective upon receipt (whether refused or accepted) and, in each case, addressed as follows:

To Seller:

Mountainview Realty Holding Company 245 Park Avenue
New York, New York 10167
Attention:	Cavarly E. Garrett
Facsimile:	(212) 648-2265
Telephone:	(212) 648-2953

With a Copy To:

Mountainview Realty Holding Company
P.O. Box 5005
New York, New York 10163-5005

With a Copy To:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention:	Brian Diamond, Esq.

Facsimile:	(212) 806-6006
Telephone:	(212) 806-5569

To Purchaser:

KBSII Mountain View, LLC
590 Madison Avenue, 26th Floor
New York, New York 10022
Attention:	Shannon Hill
Facsimile:	(212) 644-6662 x 227
Telephone:	(212) 644-1372

With a Copy To:

KBSII Mountain View, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
Attention:	James Chiboucas, Esq.
Facsimile:	(949) 417-6523
Telephone:	(949) 417-6555

And a Copy To:

Morgan, Lewis & Bockius LLP
5 Park Plaza, Suite 1750
Irvine, California 92614
Attention:	L. Bruce Fischer, Esq.
Facsimile:	(949) 399-7001
Telephone:	(949) 399-7145

All notices required under this Agreement may be given by Purchaser’s and Seller’s counsels, as applicable.

11.9 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement upon any other person other than the parties hereto and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

11.10 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to, in addition to damages, injunctive relief or other relief, its reasonable costs and expenses, including, without limitation, costs and reasonable attorneys’ fees, both at trial and on appeal.

11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

11.12 Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto. Seller shall have the right to discontinue negotiations and withdraw any draft of this Agreement at any time prior to the full execution and delivery of this Agreement by each party hereto. Purchaser assumes the risk of all costs and expenses incurred by Purchaser in any negotiations or due diligence investigations undertaken by Purchaser with respect to the Property.

11.13 No Implied Waivers. No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified in this Agreement for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.

11.14 Discharge of Seller’s Obligations. Except as otherwise expressly provided in this Agreement, Purchaser’s acceptance of the Deed shall be deemed a discharge of all of the obligations of Seller hereunder and all of Seller’s representations, warranties, covenants and agreements in this Agreement shall merge in the documents and agreements executed at the Closing and shall not survive the Closing, except and to the extent that, pursuant to the express provisions of this Agreement, any of such representations, warranties, covenants or agreements are to survive the Closing.

11.15 No Recordation. Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default hereunder.

11.16 Unenforceability. If all or any portion of any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provision or portion thereof were not contained herein unless doing so would materially and adversely affect a party or the benefits that such party is entitled to receive under this Agreement.

11.17 Waiver of Trial by Jury. SELLER AND PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED

WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

11.18 Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction. The provisions of this Section shall survive the Closing.

11.19 Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code and any related reporting requirements of the Code, the parties hereto agree as follows:

(a) The Title Company (for purposes of this Section, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.

(b) Seller and Purchaser each hereby agree:

(ii) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(iii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

(c) Each party hereto agrees to retain this Agreement for not less than four years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

(d) The addresses for Seller and Purchaser are as set forth in Section 11.8 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibit A.

11.20 Press Releases. Except as provided in Section 4.2.1(b), any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby shall not be made by Purchaser or Seller without the other party’s prior written consent.

11.21 Entire Property. Purchaser acknowledges that this Agreement is made with respect to the purchase and sale of the entire Property and that the nothing contained herein shall be construed as giving Purchaser the right to purchase only part thereof.

11.22 Survival. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.

11.23 Escrow Instructions. This Agreement when signed by Purchaser and Seller shall also constitute escrow instructions to Escrowee. When both (i) this Agreement, fully signed, or in signed counterparts, and (ii) the Initial Deposit have been delivered to Escrowee, Escrow shall be deemed open (“Opening of Escrow”), and Escrowee shall immediately notify Purchaser and Seller by telephone and in writing of the date of the Opening of Escrow.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

MOUNTAINVIEW REALTY HOLDING COMPANY, a Delaware corporation

By:	/s/ Cavarly E. Garrett
Cavarly E. Garrett
Vice President

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[Signatures continued from previous page]

PURCHASER:

KBSII MOUNTAIN VIEW, LLC, a Delaware limited liability company

By:	KBSII REIT ACQUISITION III, LLC,
a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland corporation, its general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

WITH RESPECT TO SECTIONS 3.3 AND 11.19 ONLY:

LAWYERS TITLE INSURANCE CORPORATION

By:	/s/ Authorized Signatory
Name:
Title: